UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 16, 2010

Date of Report (Date of earliest event reported)

COVIDIEN PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Lower Hatch Street

Dublin 2, Ireland

(Address of Principal Executive Offices, including Zip Code)

+353 (1) 438-1700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2010, Covidien plc (the “Company”), through its subsidiaries, entered into a definitive agreement to acquire Somanetics Corporation (“Somanetics”), a developer of medical devices for non-invasive patient monitoring systems providing real-time blood oxygen measurements in the brain and in tissues elsewhere in the body.

The Boards of Directors of both the Company and Somanetics have unanimously approved the transaction, pursuant to which a wholly owned subsidiary of the Company will pay $25.00 in cash per Somanetics share for a total of approximately $250 million, net of cash acquired. The transaction, which will take the form of an all cash tender offer followed by a second-step merger, is subject to customary closing conditions, including receipt of certain regulatory approvals, and is expected to be completed by July 31, 2010.

A copy of the Agreement and Plan of Merger is furnished as Exhibit 2.1 to this Current Report and incorporated herein by reference. The Agreement and Plan of Merger has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Somanetics. The representations, warranties and covenants contained in the Agreement and Plan of Merger were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Agreement and Plan of Merger are qualified by information in a confidential disclosure schedule that the parties have exchanged, which has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts.

Item 7.01	Regulation FD Disclosure

On June 16, 2010, the Company and Somanetics issued a joint press release announcing entry into a definitive agreement to acquire Somanetics. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Important Additional Information Will Be Filed with the Securities and Exchange Commission (SEC)

This Current Report is neither an offer to purchase nor a solicitation of an offer to sell shares of Somanetics. Covidien DE Corp. (the “Merger Sub”), an indirect, wholly owned subsidiary of the Company, has not commenced the tender offer for the Somanetics shares described in this Current Report.

Upon commencement of the tender offer, the Merger Sub will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Somanetics will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about the Company, Somanetics, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available.

Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by the Merger Sub and Somanetics through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting:

Covidien

Investor Relations

508-452-4650

investor.relations@covidien.com

or

Somanetics Corporation

Investor Relations

248-244-1409

irrequests@somanetics.com

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of June 16, 2010, among United States Surgical Corporation, Covidien DE Corp. and Somanetics Corporation.

99.1	Press Release, dated June 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN plc

By:	/s/ JOHN W. KAPPLES
John W. Kapples,
Vice President and Secretary

Date: June 16, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Name

2.1	Agreement and Plan of Merger, dated as of June 16, 2010, among United States Surgical Corporation, Covidien DE Corp. and Somanetics Corporation.

99.1	Press Release dated June 16, 2010

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